EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the Nasdaq National Market System. The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
1/25/20101	Sale	$15.0668	9200
1/26/20102	Sale	14.9694	1307
1/27/2010	Sale	15.05	305
1/28/20103	Sale	14.7292	5100
1/29/20104	Sale	14.6665	19900
2/01/20105	Sale	14.6051	17632
2/02/20106	Sale	14.6105	7647

1 This transaction was executed in multiple trades at prices ranging from $14.796 - 15.40.
2 This transaction was executed in multiple trades at prices ranging from $14.96 - 15.40.
3 This transaction was executed in multiple trades at prices ranging from $14.72 - 15.19.
4 This transaction was executed in multiple trades at prices ranging from $14.62 - 15.25.
5 This transaction was executed in multiple trades at prices ranging from $14.50 - 15.1275.
6 This transaction was executed in multiple trades at prices ranging from $14.60 - 14.665.